UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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S1 Corporation

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On September 13, 2011, S1 Corporation (“S1”) issued a press release in connection with ACI Worldwide, Inc.’s unsolicited exchange offer to acquire all of the outstanding common shares of S1. The following is a copy of the press release.

S1 Corporation Board of Directors Recommends S1 Stockholders Not Tender Their Shares

Pursuant to ACI Exchange Offer
Board States that ACI Exchange Offer is not in Best Interests of S1 or its Stockholders
NORCROSS, Ga., September 13, 2011 — S1 Corporation (Nasdaq: SONE), a leading global provider of payments and financial services software solutions, announced today, pursuant to a letter being mailed to its stockholders, that the S1 Board of Directors has determined that the unsolicited and conditional exchange offer announced on August 30, 2011 by ACI Worldwide, Inc. (the “Exchange Offer”) is not in the best interests of S1 or its stockholders and that the S1 Board of Directors recommends that S1 stockholders reject the Exchange Offer and not tender their shares to ACI pursuant to the Exchange Offer.
The text of the letter follows:
September 13, 2011
Dear Stockholder:
          On August 31, 2011, S1 Corporation responded to the unsolicited and conditional exchange offer announced on August 30, 2011 by ACI Worldwide, Inc. (“ACI”) by asking that you take no action with respect to the exchange offer until your Board of Directors advised you of its position with regard to the exchange offer.
          Consistent with its fiduciary duties and as required by applicable law, your Board of Directors, in consultation with its legal and financial advisors, carefully and extensively considered the exchange offer. The exchange offer provides that ACI, through its wholly owned subsidiary Antelope Investment Co. LLC (“Antelope”), would purchase each outstanding share of S1 common stock, $0.01 par value per share (the “S1 Common Stock”), for, at an S1 stockholder’s election, 0.2800 shares of ACI common stock, par value $0.005 per share (“ACI Shares”), or $10.00 in cash (the “Exchange Offer”), subject to proration procedures set forth in ACI’s Prospectus/Offer to Exchange dated August 30, 2011 and filed with the Securities and Exchange Commission (the “Prospectus/Offer to Exchange”). The Prospectus/Offer to Exchange states that Antelope and ACI intend, as promptly as possible after completion of the Exchange Offer, to consummate a merger of S1 with and into Antelope (the “Second-Step Merger”) pursuant to the General Corporation Law of the State of Delaware, as amended.
          After careful deliberations and consideration of a number of factors that are described below and in greater detail in the Solicitation/Recommendation Statement on Schedule 14D-9 that accompanies this letter, your Board of Directors unanimously (i) determined that the Exchange Offer is NOT in the best interests of S1 or its stockholders and (ii) recommends that S1 stockholders NOT tender their S1 shares pursuant to the Exchange Offer.
          S1’s Board of Directors has serious, unaddressed concerns regarding the Exchange Offer, including the following:
•	ACI launched the conditional Exchange Offer despite S1’s good faith efforts to discuss the terms of ACI’s acquisition proposal;

•	the Exchange Offer is subject to significant conditions that may prevent its consummation;

•	the Exchange Offer provides uncertain consideration and value for the shares of S1 Common Stock;

•	ACI must obtain debt financing in order to acquire S1 shares in the Exchange Offer;

•	unlike ACI’s original acquisition proposal, the Exchange Offer is not expected to be tax free to S1 stockholders with respect to the receipt of ACI Shares; and

•	contrary to ACI’s public assertions, (i) ACI did not deliver a merger agreement to S1 which included “substantially similar” non-price terms and conditions as those in the Fundtech Merger Agreement, (ii) ACI’s merger proposal did not offer an “appropriate measure of assurance” as to antitrust matters and (iii) S1 has a strong track record of creating stockholder value.
ACI Launched the Conditional Exchange Offer Despite S1’s Good Faith Efforts to Discuss the
Terms of ACI’s Acquisition Proposal
          In July and August 2011, ACI made unsolicited public proposals to acquire S1. S1’s board of directors rejected the first proposal as not being in the best long term interests of S1 or its stockholders. Following receipt of the second unsolicited proposal on August 25, 2011, S1 announced that its board of directors would review that revised proposal, and would consider such options or alternatives that it believed to be in S1’s stockholders’ best interests. On August 29, 2011, an authorized representative of S1 contacted a representative of ACI to discuss certain elements of ACI’s proposal, including those relating to value and transaction execution risk. Rather than simply proceeding with those discussions, ACI launched the conditional Exchange Offer less than 24 hours later.
The Exchange Offer is Subject to Significant Conditions That May Prevent Its Consummation
          The Exchange Offer is expressly conditioned on a variety of factors. The failure to satisfy any of these conditions would enable ACI to avoid consummating the Exchange Offer and purchasing any exchanged shares of S1 Common Stock.
The Exchange Offer is Subject to an Antitrust Condition Which, If Not Satisfied, Would Permit ACI to Avoid Consummating the Exchange Offer.
•	The Exchange Offer is conditioned in part on the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”).

•	If governmental antitrust authorities were to challenge the acquisition of S1 by ACI through the Exchange Offer, such challenge could substantially delay closing, result in the imposition of conditions which may not be acceptable to ACI or prevent the closing of the Exchange Offer and any Second-Step Merger altogether. If ACI is unable to obtain clearance from governmental antitrust authorities, ACI will not be obligated to accept S1 shares for exchange in the Exchange Offer or to consummate the Exchange Offer.

•	While ACI has publicly stated that it is willing to provide appropriate closing assurance with respect to its prior merger proposals, including assurance of the satisfaction of conditions relating to the HSR Act, the Exchange Offer does not include any commitments by ACI to take any actions which would lead to the expiration or termination of the applicable waiting period. The antitrust closing condition in the Exchange Offer places all of the risk of obtaining antitrust approval on S1’s stockholders.
The Exchange Offer is Subject to a Material Adverse Effect Condition Which, If Not Satisfied, Would Permit ACI to Avoid Consummating the Exchange Offer.
•	The Exchange Offer is conditioned in part on the absence of any change from December 31, 2010 which, in ACI’s reasonable judgment, is materially adverse on or with respect to the business, financial condition or continuing results of operations of S1 and its subsidiaries, taken as a whole.

•	S1 cannot at this time quantify the potential adverse aggregate effects on its results of operations of ACI’s efforts to acquire S1 or of U.S. and global market and economic conditions which have been volatile. It is possible that ACI will, upon review of the impact of any such adverse effects which may occur, determine that a material adverse change has happened. In the event that ACI makes that determination, ACI would not be obligated to accept S1 shares for exchange in the Exchange Offer or to consummate the Exchange Offer.
The Exchange Offer is Subject to a Litigation Condition Which, If Not Satisfied, Would Permit ACI to Avoid Consummating the Exchange Offer.
•	The Exchange Offer is conditioned in part on the absence of threatened or pending litigation or investigation (i) challenging or seeking to, or which, in ACI’s judgment is reasonably expected to, delay, restrain or prohibit the making of or the terms of the Exchange Offer or (ii) seeking to, or which in ACI’s judgment is reasonably expected to, prohibit or limit the full rights of ownership of S1 Common Stock by ACI or is reasonably likely to result in a material liability imposed on S1 or ACI.

•	S1 cannot at this time predict whether actions or investigations, including by S1, relating to the Exchange Offer may in the future be pending or threatened. In the event that actions relating to the Exchange Offer become pending or are threatened in the future, ACI would not be obligated to accept S1 shares for exchange in the Exchange Offer or to consummate the Exchange Offer.

•	Further, S1 cannot at this time estimate any possible loss from existing or future litigation and if ACI determines that pending or threatened litigation is, in its judgment, reasonably likely to result in the imposition of a material liability on S1 or ACI, ACI would not be obligated to accept S1 shares for exchange in the Exchange Offer or to consummate the Exchange Offer. As disclosed in S1’s definitive proxy statement dated August 19, 2011, S1 and individual members of S1’s board of directors have been named in putative stockholder class action complaints, as amended, filed in Delaware state court, all of which have been consolidated into a single action. It is possible that other similar lawsuits may be filed in the future. S1 cannot estimate any possible loss from this or similar future litigation at this time and such litigation could impose a material liability on S1.
The Exchange Offer Provides Uncertain Consideration and Value for the Shares of S1 Common Stock
•	The Prospectus/Offer to Exchange states that Antelope will acquire, at election, each share of S1 Common Stock for 0.2800 of a share of ACI common stock (the “Stock Consideration”) or $10.00 in cash (the “Cash Consideration”), subject to certain proration procedures such that 62.0% of shares of S1 Common Stock would be exchanged for cash and 38.0% of shares of S1 Common Stock would be exchanged for ACI stock.

•	As disclosed in the Prospectus/Offer to Exchange, the value of the Stock Consideration will be less than the Cash Consideration if the market price of ACI common stock is less than $35.70 per share. ACI’s share price has not exceeded $35.70 since August 1, 2011 and, from that date to September 12, 2011, ACI’s share price has declined by approximately 25%. Should ACI’s share price remain below $35.70 per share, it is likely the Exchange Offer’s proration procedures will cause tendering S1 stockholders to receive some consideration in the form of ACI Shares.

•	In light of fluctuating market prices for ACI Shares, an S1 stockholder cannot be certain of the ultimate value they would receive for their S1 shares if the Exchange Offer was consummated; in fact, the value of a combination of Cash Consideration and Stock Consideration may be significantly less than the fully prorated amount of $9.44 per share of S1 Common Stock referred to in the Prospectus/Offer to Exchange and may be less than the value of an S1 share on the valuation date. The Exchange Offer provides no protection against continued declines in ACI’s share price and instead places all of the risk of continued declines on S1’s stockholders.

Assuming Full Proration
ACI	Assuming No Proration				Value of	S1
Share	Value of Stock	Value of Cash	Value of Stock	Value of Cash	Stock-Cash	Share
Price(a)	Consideration	Consideration	Consideration	Consideration	Consideration	Price(a)
$26.91	$7.53	$10.00	$2.86	$6.20	$9.06	$8.89

(a)	As of September 12, 2011.
ACI Must Obtain Debt Financing to Acquire S1 Shares in the Exchange Offer

•	ACI estimates that the total amount of cash required to complete the transactions contemplated by the Exchange Offer and the Second-Step Merger will be approximately $400 million. ACI must borrow a significant portion of the necessary funds under new “proposed commitments.” In the Prospectus/Offer to Exchange, ACI states that it has received a commitment letter from certain lenders to provide, subject to certain conditions, up to $450 million to finance a portion of the cash component of the consideration to be paid in the Exchange Offer.

•	The Company has concerns regarding ACI’s ability to actually obtain the necessary funds. ACI’s lenders’ commitments to provide ACI with senior bank financing are subject to a number of conditions, including the (i) execution of definitive loan documents, (ii) absence, since December 31, 2010 and in the lenders’ reasonable discretion, of certain material adverse changes on or with respect to ACI and its subsidiaries, taken as a whole and (iii) determination by the financing arranger that the terms of the documents for the acquisition of S1 are reasonably satisfactory to the arranger.

•	In addition to its concerns regarding the conditionality of ACI’s financing, S1 is concerned that ACI may not, even if its financing materializes, have enough funds to complete the transactions contemplated by the Exchange Offer and the Second-Step Merger. While ACI states that it “expects to have sufficient funds” to complete the transactions, ACI acknowledges that its estimate of the amount of cash required is based on a review of the Company’s publicly available information and is subject to change. Additionally, ACI has made no alternative financing arrangements or alternative financing plans in the event its financing fails to materialize.

•	Given the conditionality of the debt financing, that the amount of debt required to be financed is subject to change and that ACI has made no alternative financing arrangements or plans to address that possibility, there can be no assurance that ACI will actually be able to establish its funding facility or borrow the amount of cash necessary to acquire shares of S1 Common Stock and consummate the Exchange Offer.
ACI’s Determination to Launch a Taxable Exchange Offer Is Inconsistent With its Statements
Regarding Its Original Proposal, Which Indicated That the Original Proposal Was Expected to
Be Tax Free With Respect to the Receipt of ACI Shares
          ACI publicly stated that its original unsolicited proposal to acquire S1 was expected to be tax free with respect to the receipt of ACI Shares by S1 stockholders. However, the terms of the Exchange Offer provide that the receipt of ACI Shares in the Exchange Offer would be taxable to S1’s stockholders based on the closing trading price of ACI Shares as of August 29, 2011.
Contrary to ACI’s Public Assertions, ACI Did Not Deliver a Merger Agreement to S1 which
Included “Substantially Similar” Non-Price Terms and Conditions to Those in S1’s Merger
Agreement with Fundtech Ltd. and ACI’s Original Merger Proposal Did Not Offer an
“Appropriate Measure of Assurance” that the HSR Act Condition Would Be Satisfied
•	The Prospectus/Offer to Exchange states that the merger agreement that ACI delivered to S1 as part of ACI’s acquisition proposals contained “substantially similar non-price terms and conditions” to the Agreement and Plan of Merger and Reorganization, dated as of June 26, 2011, by and between S1 and Fundtech (the “Fundtech Merger Agreement”). Further, the Prospectus/Offer to Exchange states that ACI’s original merger proposal was designed to offer an “appropriate measure of assurance” that the HSR Act condition would be satisfied. S1 disagrees with both of these statements.

•	ACI’s proposed merger agreement contains significant differences from the Fundtech Merger Agreement, including with regard to antitrust clearance. ACI’s merger agreement contained a provision that limits any antitrust-required divestitures or other undertakings to those representing an undefined amount of revenues. In contrast, the Fundtech Merger Agreement contains a much higher standard. Notably, the antitrust condition to the Exchange Offer fails to match even the lesser standard included in ACI’s merger agreement. Contrary to ACI’s public assertions, ACI’s proposal did not provide S1 with appropriate assurance that conditions relating to the HSR Act would be satisfied.

•	Additionally, ACI’s draft merger agreement offered inadequate protections to S1 and its stockholders in light of execution risk. Under ACI’s merger agreement, if ACI is unable to obtain antitrust approval or the necessary debt financing, S1’s sole remedy is a $21.5 million termination fee to be paid by ACI. In contrast, the Fundtech Merger Agreement did not limit either party’s rights to obtain injunctive or other equitable relief in any circumstance.

Contrary to ACI’s Public Assertions, S1 Has a Strong Track Record of Creating Stockholder
Value
          Since S1’s announcement on November 2, 2006 of Johann Dreyer’s appointment as Chief Executive Officer, S1 has created significant value for S1 stockholders. From November 2, 2006 to July 25, 2011, the day before ACI announced its original unsolicited proposal to acquire S1, S1’s share price increased by approximately 47% while ACI’s share price only increased by approximately 9%. Further, from November 2, 2006 to September 12, 2011, S1’s share price increased by approximately 84% while ACI’s share price decreased by approximately 18%.
* * * * *
          In light of the foregoing, we urge you NOT to tender your shares pursuant to the Exchange Offer and to read the enclosed Solicitation/Recommendation Statement on Schedule 14D-9 carefully.
Sincerely,

John W. Spiegel	Johann Dreyer
Chairman of the Board	Chief Executive Officer
About S1 Corporation
Leading banks, credit unions, retailers, and processors need technology that adapts to the complex and challenging needs of their businesses. These organizations want solutions that can respond quickly to changes in the marketplace and help grow their businesses. For more than 20 years, S1 Corporation (Nasdaq: SONE) has been a leader in developing software products that offer flexibility and reliability. Over 3,000 organizations worldwide depend on S1 for payments, online banking, mobile banking, voice banking, branch banking and lending solutions that deliver a competitive advantage. More information is available at www.s1.com.
Forward Looking Statements
Certain statements in this letter may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, those regarding any transaction with Fundtech or ACI Worldwide and other statements that are not historical facts. These statements involve risks and uncertainties including those detailed in S1’s proxy statement filed in connection with the proposed transaction with Fundtech, its Annual Reports on Form 10-K and other filings with the Securities and Exchange Commission (“SEC”). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. S1 disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.
Additional Information and Where to Find It
S1 Corporation filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THAT STATEMENT AND OTHER MATERIALS FILED WITH THE SEC BY S1 BECAUSE THEY CONTAIN IMPORTANT INFORMATION. S1 stockholders and other interested parties may obtain, free of charge, copies of S1’s Schedule 14D-9 and other documents filed by S1 with the SEC at the SEC’s website at http://www.sec.gov. In addition free copies of the documents filed by S1 with the SEC with respect to the exchange offer may be obtained by contacting S1’s Investor Relations at (404) 923-3500 or by accessing S1’s investor relations website at www.s1.com.

CONTACT:
S1 Corporation
Paul M. Parrish
Chief Financial Officer
404.923.3500
paul.parrish@s1.com
Mike Pascale/Rhonda Barnat
The Abernathy MacGregor Group
212.371.5999
mmp@abmac.com/rb@abmac.com